Exhibit 5.1

[LETTERHEAD OF GREENBERG TRAURIG, LLP]

November 5, 2025

GCI Liberty, Inc.

12300 Liberty Blvd.

Englewood, Colorado 80112

Re:Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to GCI Liberty, Inc., a Nevada corporation (the “Company”), in connection with the above-referenced Registration Statement on Form S-1 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), transferrable subscription rights (the “Rights”) to purchase shares of the Company’s Series C Group common stock, par value $0.01 per share (the “Series C Group Common Stock”), and to register the shares of Series C Group Common Stock (the “Shares”) to be issued by the Company upon the exercise of the Rights. The Company proposes to issue the Rights to acquire Shares in a distribution (the “Rights Distribution”) for an aggregate subscription amount of $300,000,000, plus up to $5,040,003 in additional incremental additional proceeds which may result from rounding fractional Rights up to the nearest whole right in accordance with, and as more fully set forth in the Prospectus (defined below), at a price to be determined by a committee (the “Committee”) of the Company’s board of directors (the “Board”) or the Board representing an approximate discount of 20% to the volume weighted average trading price of the Series C GCI Group Common Stock over a ten consecutive trading day period prior to the commencement of the distribution of the Rights, to holders of the Company’s Series A GCI Group common stock, Series B GCI Group common stock and Series C GCI Group common stock as of 5:00 p.m., New York City time, on November 24, 2025 (as may be fixed, prior to the occurrence of 5:00 p.m. New York City time, November 24, 2025, to another date by the Committee or the Board); following the Rights Distribution, the Company proposes to issue the Shares upon exercise of the Rights, all in accordance with, and as more fully set forth in, the prospectus (the “Prospectus”) forming part of the Registration Statement.

We are furnishing this opinion letter pursuant to Item 16 of Form S-1 and Item 601(b)(5) of the Commission’s Regulation S-K.

In connection with our opinion below, we have examined the Amended and Restated Certificate of Incorporation of the Company, as amended, the Second Amended and Restated Bylaws of the Company, records of proceedings of the Board of Directors, or committees thereof, of the Company deemed by us to be relevant to this opinion letter, the proposed form of the Rights certificate and the Registration Statement, including the Prospectus contained therein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Our opinion set forth below is limited to the federal laws of the United States, Title 7 of the Nevada Revised Statutes, and reported judicial decisions interpreting such title of the Nevada Revised Statutes that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Registration Statement, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the paragraphs numbered 1 and 2 below, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

GCI Liberty, Inc.

November 5, 2025

Based upon the foregoing, it is our opinion that:

1.	The Rights have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Rights Distribution, including actions to be taken by a committee of the board of directors of the Company prior to the Rights Distribution to establish the pricing or other terms of the Rights dependent upon the offering date, as described in the Prospectus, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
2.	The Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of such issued and delivered Rights, as contemplated in the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP